Exhibit 99.2

ROZE AI INC. AUDIT COMMITTEE CHARTER

I.	PURPOSE

The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Roze AI Inc. (the "Company") is to assist the Board in fulfilling its oversight responsibilities relating to:

●	The integrity of the Company's financial statements and financial reporting process.

●	The Company’s compliance with legal and regulatory requirements.

●	The independent auditor’s qualifications, independence, and performance.

●	The performance of the Company’s internal audit function and internal control over financial reporting.

II.	COMPOSITION

●	Members: The Committee shall consist of at least three (3) members of the Board.

●	Independence: Each member must meet the independence requirements of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934.

●	Financial Literacy: Each member must be able to read and understand fundamental financial statements at the time of appointment.

●	Financial Expert: At least one member shall be an "audit committee financial expert" as defined by SEC regulations.

III.	MEETINGS

●	Frequency: The Committee shall meet at least quarterly, or more frequently as circumstances dictate.

●	Executive Sessions: The Committee shall meet periodically in separate executive sessions with management, the internal auditors, and the independent auditor.

IV.	RESPONSIBILITIES AND DUTIES

1.	Independent Auditor Oversight

●	Appointment & Compensation: The Committee has the sole authority to appoint, compensate, retain, and oversee the work of the independent auditor.

●	Direct Reporting: The independent auditor shall report directly to the Committee. The Committee shall be directly responsible for the oversight of the work of the independent auditor, including the resolution of any disagreements between management and the independent auditor regarding financial reporting.

●	Pre-approval: The Committee must pre-approve all audit and non-audit services provided by the independent auditor to ensure independence is not impaired.

2.	Financial Reporting & Internal Controls

●	Review of Filings: Review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor (including disclosures under "Management’s Discussion and Analysis").

●	Internal Controls: Monitor the design and effectiveness of the Company’s internal control over financial reporting (ICFR) and disclosure controls.

●	Risk Oversight: Oversee the Company’s major financial risk exposures, including risks related to financial reporting, internal controls, and fraud, and review the steps management has taken to monitor and control such exposures.

3.	Compliance and Risk Management

●	Whistleblower Procedures: Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

●	Related Party Transactions: Review and approve all "related party transactions" as required by Nasdaq rules.

●	Hiring Policies: Review and approve policies governing the Company’s hiring of employees or former employees of the independent auditor, in accordance with applicable laws and regulations.

4.	Reporting

●	The Committee shall report regularly to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements.

V.	INVESTIGATIVE AUTHORITY

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors.

The Committee shall have the authority to do so without obtaining approval from the Board and shall receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to the independent auditor and any such advisors.